                                                                    EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is made effective as of June 29, 1997 (referred to as effective date), between Watermarc Food Management Co., a corporation organized under the laws of the State of Texas, with offices at 11111 Wilcrest Green, Suite 350, City of Houston, County of Harris, State of Texas, referred to as Seller, and Angelo Pitillo, with an address of 62 Legend Lane, City of Houston, County of Harris, State of Texas, referred to as Buyer.

                                    RECITALS

         A. Seller is the owner of all of the issued and outstanding shares of common stock, called the Shares, of Pete's Hospitality Co., Inc., a corporation organized under the laws of the State of Washington and having its principal office at 1020 S. 344th Street, Suite 210, City of Federal Way, State of Washington, called Company.

         B. Buyer desires to acquire the Shares from Seller upon the terms and conditions set forth in this Agreement, and Seller desires to sell the Shares to Buyer upon those terms and conditions.

         C. Buyer desires to pay for the Shares with, and Seller desire to accept as payment, a promissory note, called the Note.

         For the reasons set forth above, and in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

                                   Section I
                               Sale and Purchase

         Subject to the terms and conditions set forth in this Agreement, Seller shall sell the Shares of Company to Buyer, and Buyer shall purchase the Shares of Company from Seller.

                                   Section II
                                 Consideration

         The consideration for the total issued and outstanding Shares of the Company stocks shall be the sum of Three Hundred Thousand Dollars ($300,000.00) to be paid to Seller by Buyer in accordance with the terms of the Note to be executed contemporaneously with this Agreement and attached hereto as Exhibit A and incorporated herein by reference. Seller shall have a continuing security interest in all inventory, equipment, furniture, and fixtures now owned or later acquired by Buyer as collateral security for Buyer's payment obligations contained this Agreement and the Note, as more fully set forth in the Security Agreement attached hereto as Exhibit B and incorporated herein by reference. Buyer agrees to execute any financing statements as Seller may reasonably require to perfect Seller's security interests. If Buyer defaults in any installment of Buyer's payment obligation, or assigns, pledges, or otherwise disposes of Buyer's stock without the prior written consent of Seller, then Seller shall have the option to declare the remaining balance at once due and payable. Seller shall also be entitled to recover reasonable attorneys' fees incurred in the collection of the balance due.

                                  Section III
                    Representations and Warranties of Seller

                 Seller represents and warrants to Buyer that:

         (1) Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Washington, and has all of the corporate powers necessary to engage in the business in which it is currently engaged.

         (2) The authorized capital stock of Company consists of 59,726 shares of common stock, having a par value of $.50 per share, of which all 59,726 shares of common stock are issued and outstanding.

         (3) Company has good and marketable title to all of its property and assets. In some instances, the property and assets are subject to mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, or charges.

         (4) Seller has full and valid title to the Shares to be delivered by Seller, and there will be no existing impediment to the sale and transfer of the Shares to Buyer. Upon delivery to Buyer, the Shares shall be free and clear of all liens, charges, and encumbrances whatsoever, and the Shares shall be legally issued, fully paid, and nonassessable Shares of Company. The Shares of Company delivered to Buyer shall constitute all of the issued and outstanding shares of Company.

         (5) Seller has the full right, power, legal capacity, and authority to enter into this Agreement and to sell and to deliver to Buyer the Shares to be sold and delivered under this Agreement.

                                   Section IV
                    Representations and Warranties of Buyer

                 Buyer represents and warrants to Seller that:

         (1) Buyer is acquiring the Shares solely for its own account as an investment and not with a view to any distribution or resale thereof within the meaning of such terms under the Securities Act of 1933, as amended. Buyer will not effect any disposition of the Shares in violation of United States Federal or state securities or similar laws or in a manner which would subject Seller or any of its affiliates to any liability or sanction under any such securities or similar laws.

         (2) Buyer acknowledges receipt of the original corporate books and records of Company.

                                   Section V
                  Conditions Precedent to Seller's Obligations

         Seller's obligation to perform and complete the transactions provided for in this Agreement shall be subject to the Buyer performing all acts required of Buyer. Seller's obligations shall be further subject to the material accuracy of the representations and warranties of Buyer contained in this Agreement.

                                   Section VI
                  Conditions Precedent to Buyer's Obligations

         Buyer's obligation to perform and complete the transactions provided for in this Agreement shall be subject to the Seller performing all acts required of it. Buyer's obligation shall be further subject to the material accuracy and correctness of the representations and warranties of Seller contained in this Agreement.

                                  Section VII
                               Indemnity By Buyer

         Buyer shall defend, indemnify and hold harmless Seller, and its directors, officers and employees, against any and all loss, liability, and expense, including attorney's fees, resulting from or arising out of any obligations, including, but not limited to, taxes levied, imposed, or assessed by any governmental authority, with respect to the income and operations of Company for all periods prior to and after June 29, 1997. Buyer shall be entitled to the benefit of any refunds and credits for taxes for those periods. Buyer shall further indemnify Seller against any liability,claim or loss resulting from Buyer's breach of or failure to perform, after the effective date, any duty or obligation of Seller under any contract, lease, loan agreement, or other agreement relating to Company or its assets or properties to which Seller is a party or by which Seller is otherwise bound at the effective date.

                                  Section VIII
                                Expenses of Sale

         Buyer and Seller shall bear their own counsel fees and other costs and expenses relating to the sale.

                                   Section IX
                               No Brokerage Fees

         Buyer and Seller each represent that neither of them has employed any broker or entered into any agreement for the payment of any fees, compensation, or expenses to any person, firm, or corporation in connection with this transaction. Each shall indemnify the other against any fees, compensation, or expenses that may be suffered, particularly any claim for a finder's fee.

                                   Section X
                                    Notices

         Any notice, report, or demand required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if it is sent by certified mail, postage and charges prepaid, as follows:

         (1) If to Seller, to Ghulam M. Bombaywala, Watermarc Food Management Co., 11111 Wilcrest Green, Suite 350, Houston, Texas 77042, or to any other address or addresses as may be designated by Seller.

         (2) If to Buyer, to Angelo Pitillo, 62 Legend Lane, Houston, Texas 77024, or to any other address or addresses as may be designated by Buyer.

                                   Section XI
                                 Binding Effect

         This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective heirs, executors, administrators, successors, and assigns. This Agreement shall not be assignable by Buyer without the express written consent of Seller. All representations and warranties shall survive the closing of this transaction. The liability of Seller arising out of or in connection with breach of the covenants, warranties, or representations made in this Agreement shall be limited to the amount of consideration that Seller shall receive, and further, that the liabilities shall exist only for a period of one year from the effective date.

                                  Section XII
                                Entire Agreement

         This Agreement and all other agreements and instruments referred to herein set forth and constitute the entire understanding and agreement among the parties hereto pertaining to the subject matter hereof.

                                  Section XIII
                                     Waiver

         No waiver by any party of any term or provision contained in this Agreement shall be effective unless it is in writing and signed by the party or parties against whom such waiver is sought to be enforced. Neither the failure nor any delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

                                  Section XIV
                                  Severability

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability of such provisions in any other jurisdiction.

                                   Section XV
                                 Governing Law

         This Agreement shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed, construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws.

                                  Section XVI
                                  Counterparts

         This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all counterparts shall constitute one and the same instrument.

         In witness whereof, Parties have executed this Agreement at Houston, Texas on the 29th day of June, 1997.




                                            SELLER


                                            Watermarc Food Management Co.

                                            By: /s/ GHULAM M. BOMBAYWALA
                                               --------------------------------
                                                    Ghulam M. Bombaywala
                                                    Chief Executive Officer

                                            BUYER


                                            /s/ ANGELO PITILLO
                                            -----------------------------------
                                            Angelo Pitillo

                                                                       EXHIBIT A

                                PROMISSORY NOTE


$300,000.00                                                         July 1, 1997


         FOR VALUE RECEIVED, PETE'S HOSPITALITY CO., INC. (hereinafter referred to as "Borrower") promises to pay to the order of WATERMARC FOOD MANAGEMENT CO. (together with its successors and assigns hereinafter referred to as "Lender") at Houston, Texas or such other place as the holder hereof may from time to time appoint in writing, in lawful money of the United States of America, the principal sum of Three Hundred Thousand Dollars ($300,000.00), together with interest on the principal balance from time to time unpaid at the fixed rate of ten percent (10%) per annum, until maturity. Interest shall be compounded monthly.

         This Note is payable as follows: interest only for the first six (6) months beginning on August 1, 1997 due and payable on the first day of each successive month, followed by sixty (60) equal monthly installments in the amount of $6325.00, inclusive of principal and interest, beginning on February 1, 1998 and due and payable on the first day of each successive month until the Note has been fully paid.

         If any payment of principal or interest hereunder shall become due on a day on which banks in the City of Houston generally are not open for business, such payment shall be made on the next following day on which banks in the City of Houston generally are open for business and such extension of time shall be included in computing interest in connection with such payment.

         Any installments of principal and interest that become past due shall bear interest from the time when due until paid at the lower of the (i) maximum rate permitted by applicable state or federal law, or (ii) eighteen percent (18%) per annum.

         Upon the occurrence and during the continuance of a default by Borrower in its obligations hereunder, Lender shall have all of the rights and remedies provided in this Note, as well as those rights and remedies provided by any other applicable law, rule or regulation.

         Borrower, and its successors or assigns, waive presentment for payment, demand, protest, and notice of demand, protest, and nonpayment, and consent to any and all renewals, extensions or modifications that might be made by Lender as to the time of payment of this Note from time to time, and further agree that any security for this Note or any portion thereof may, from time to time, be modified or released in whole or in part without affecting the liability of any party liable for the payment of this Note.

         This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other consideration received or agreement evidencing or securing the indebtedness, at the time payment of such consideration or performance of such provision occurs, shall involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances whatsoever, Lender shall ever receive as interest an amount that would exceed the highest lawful rate applicable to Borrower, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum rate permissible under applicable law, Lender and Borrower shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payments as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout the entire term; provided that, if this
Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the highest lawful rate permissible under applicable law, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of this Note and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.

         Borrower may prepay this Note in any amount at any time prior to maturity without premium or penalty, and interest shall immediately cease on any amount so prepaid. Any prepayment will be applied first toward the payment of accrued interest and next to the principal installment(s) last maturing on this Note; that is, in the inverse order of maturity and without reducing the amount or time of payment of the remaining obligatory installments.

         The entire unpaid principal balance of, and all accrued interest on, this Note plus any other sums payable pursuant to this Note or pursuant to any other instrument or document evidencing or securing the indebtedness represented by this Note shall immediately become due and payable at the option of the holder hereof upon the occurrence of any one or more of the following events ("Events of Default"):

         (a) Failure by Borrower to pay any installment of principal, interest or principal and interest as and when same becomes due and payable in accordance with the terms of this Note;

         (b) Failure by Borrower or any other party to observe or perform any covenant, obligation, term or condition to be observed or performed by them pursuant to, or default or an "Event of Default" shall otherwise occur under, the Security Agreement (as hereinafter defined) and/or any other instrument or document evidencing or securing the indebtedness represented by this Note or related hereto, and the continuance of such failure for a period of thirty (30) days following written notice thereof to Borrower, but if the curing of such failure cannot by its nature be reasonably cured within such 30-day period, Borrower shall have such longer period of time as is reasonably necessary in the circumstances to cure such failure provided that Borrower (i) actually commences the cure within such 30-day period, (ii) thereafter pursues the completion of the cure with due diligence and (iii) in all events completes the cure within ninety (90) days following Borrower's receipt of the aforesaid written notice;

         (c) Any representation or warranty made by Borrower or any other party liable, in whole or in part, for the payment of this Note, whether as borrower, endorser, guarantor, surety or otherwise, herein, or by Borrower or any other party in any other instrument or document modifying, renewing, extending, evidencing, securing or pertaining to this Note, is or proves to have been false, misleading or erroneous in any material respect;

         (d) The insolvency of Borrower or any other party liable, in whole or in part, for the payment of this Note, whether as borrower, endorser, guarantor, surety or otherwise;

         (e) The appointment of a trustee or receiver for the assets, or any portion thereof, of Borrower or for any material portion of the property or assets of any other party liable, in whole or in part, for the payment of this Note, whether as borrower, endorser, guarantor, surety or otherwise;

         (f) The entry in bankruptcy of an order for relief for or against Borrower or any other party liable, in whole or in part, for the payment of this Note, whether as borrower, endorser, guarantor, surety or otherwise;

         (g) The admission of Borrower or any other party liable, in whole or in part, for the payment of this Note, whether as borrower, endorser, guarantor, surety or otherwise, in writing of any such parties' inability to pay said parties' debts as they become due; or

         (h) If Borrower or any other party liable, in whole or in part, for the payment of this Note, whether as borrower, endorser, guarantor, surety or otherwise, should suffer a material and adverse change in the financial condition of such party.

         In the event any one or more of the Events of Default specified above shall have occurred, the holder of this Note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, nonjudicial foreclosure or by other appropriate proceedings. All rights and remedies of Lender, or any other subsequent holder of this Note, shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as the occasion therefor shall arise. If this Note is placed in the hands of an attorney for collection, or if collected through judicial or bankruptcy proceedings, Borrower shall pay, in addition to the other sums referred to herein, a reasonable sum as a collection or attorneys' fee and all other reasonable costs incurred by the holder of this Note in collection of the unpaid sums due hereunder.

         This Note is secured by a Security Agreement of even date executed by Borrower in favor of Lender, covering all of Borrower's right, title and interest in and to that certain personal property and collateral (collectively, the "Collateral") as more particularly described in the Security Agreement. Borrower agrees to execute any document necessary for Lender to secure its financial interest in the Collateral securing this Note.

         The form and essential validity of this Note shall be governed by the laws of the State of Texas. If any provision of this Note is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

         Time is of the essence with respect to all of Borrower's obligations a nd agreements under this Note.

         All notices, demands or other communications required or permitted hereunder or given in regard to this Note shall be in writing, and shall be deemed to have been served, given and received (a) if hand delivered, when delivered in person to the address set forth hereinafter for the party to whom notice is given, or (b) if mailed, whether or not actually received, when deposited in a regularly maintained receptacle for the United States mail, certified mail, return receipt requested, postage prepaid, properly addressed to the party to whom notice is given at the address hereafter specified; provided, however, that notice of any sale or other disposition of the Collateral covered by the Security Agreement shall be given in the manner prescribed by the Security Agreement. Any party may change its address for notices hereunder to such other address within the continental United States as such party has provided to the other party by ten (10) days' advance written notice given in the manner herein provided. Until changed in the foregoing manner, the parties' respective addresses for notices hereunder are as follows:

         If to Borrower:

         Angelo Pitillo
         Pete's Hospitality Co., Inc.
         1020 S. 344th Street, Suite 210
         Federal Way, Washington 98003

         If to Lender:

         Ghulam M. Bombaywala
         Watermarc Food Management Co.
         11111 Wilcrest Green, Suite 350
         Houston, Texas 77042

         This Note and all of the covenants, promises and agreements contained herein shall be binding upon and shall inure to the benefit of Lender's and Borrower's respective heirs, legal representatives, successors and assigns. Nothing herein shall permit any assignment of this Note by

Borrower, other than to an affiliate or successor in interest; provided, however, that in no event will any assignment relieve Borrower of any obligation or liability under this Note or the Security Agreement.

         THIS WRITTEN NOTE, THE SECURITY AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Lender makes the following disclosure to Borrower:

         THIS NOTE IS PAYABLE IN FULL AT THE END OF SIXTY SIX (66) MONTHS. YOU MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THE NOTE AND UNPAID INTEREST THEN DUE. THE NOTEHOLDER IS UNDER NO OBLIGATION TO REFINANCE THE LOAN AT THAT TIME. YOU WILL THEREFORE BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS YOU MAY OWN, OR YOU WILL HAVE TO FIND A LENDER WILLING TO LEND THE MONEY AT PREVAILING MARKET RATES WHICH MAY BE CONSIDERABLY HIGHER OR LOWER THAN THE INTEREST RATE ON THIS NOTE. IF YOU REFINANCE THIS LOAN AT MATURITY, YOU MAY HAVE TO PAY SOME OR ALL CLOSING COSTS NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF YOU OBTAIN REFINANCING FROM THE NOTEHOLDER.


         IN WITNESS WHEREOF, Borrower has executed this Note on the date first hereinabove written.


                                              PETE'S HOSPITALITY CO., INC.

                                              By:
                                                 -----------------------------
                                                  Angelo Pitillo
                                                  President

                               SECURITY AGREEMENT

                                                                       EXHIBIT B


         THIS SECURITY AGREEMENT (this "Security Agreement") is executed and delivered this lst day of July, 1997, by PETE'S HOSPITALITY CO., INC. (hereinafter referred to as "Debtor"), to and in favor of WATERMARC FOOD MANAGEMENT CO., a Texas corporation ("Secured Party").

                                 WITNESSETH:

         A. Of even date herewith, Debtor has executed a certain Promissory Note (the "Note") in the stated principal amount of $300,000.00, payable to the order of Secured Party.

         B. In order to secure the Secured Obligations (as hereinafter defined), Debtor desires to execute and deliver to and in favor of Secured Party this Security Agreement.

         NOW, THEREFORE, for and in consideration of the premises, the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Debtor hereby grants to Secured Party a security interest in and to the Collateral (as defined and described hereinbelow) to secure the Secured Obligations, upon the terms and conditions set forth herein.

                                   ARTICLE I

                       SECURED OBLIGATIONS AND COLLATERAL

         1.01. Secured Obligations. The security interest herein granted and created shall secure, all and singular, the following:

         (a) The payment (in accordance with the terms of the Note) of all principal, interest and other sums due under or in regard to the Note and all documents and instruments given as security for, or executed in connection with, the Note (the Note and all such other documents and instruments being sometimes collectively herein called the "Loan Documents");

         (b) All other notes or instruments in substitution for the Note, or any portion thereof, or in renewal or extension thereof, in whole or in part;

         (c) All indebtedness incurred or arising pursuant to the provisions of this Security Agreement and/or any of the other Loan Documents; and

         (d) The performance by Debtor of its obligations under this Security Agreement and the other Loan Documents.

The indebtedness and obligations referred to in subparagraphs (a) through (d) above are herein sometimes collectively referred to as the "Secured Obligations."

         1.02. Collateral. As used herein, the term "Collateral" shall mean and refer to all of the following:

         (a) Fixtures. All fixtures now or hereafter attached to or installed in, upon or on those certain properties and businesses of Pete's Hospitality Co., Inc. situated in the State of Washington, more particularly described on Exhibit "A" attached hereto and incorporated herein by reference, or any improvements thereon, which in some fashion are deemed to be fixtures to the land or the improvements under the laws of the State of Texas.

         (b) Inventory. All of Debtor's inventory located at the properties and businesses of Pete's Hospitality Co., Inc. described on Exhibit "A", whether now owned or hereafter acquired, including all goods which are held for sale or which are to be furnished under contract for services, or which have been so furnished or which are raw materials, work in process or materials used or consumed in Debtor's business.

         (c) Equipment. All of Debtor's equipment, whether now owned or hereafter acquired located at the properties and businesses of Pete's Hospitality Co., Inc. described on Exhibit "A".

         (d) Other Personal Property: General Intangibles. All other personal property now owned or hereafter at any time acquired by Debtor located at the properties and businesses of Pete's Hospitality Co., Inc. described on Exhibit "A", which are held for sale or lease, or are furnished or to be furnished under contracts of service, or is held as raw materials, work in process or materials used or consumed or to be used or consumed in Debtor's business, and all general intangibles.

         (e) Proceeds; Replacements; Substitutions. All proceeds of (unless substitute collateral is provided pursuant to and in accordance with Section 2.13 herein) products of, replacements for, additions to, increases of, repairs to, improvements to, substitutions for, excessions of, and property necessary for the operation of, any of the foregoing, including, without limitation, insurance payable as a result of loss or damage to the foregoing property and any proceeds thereunder, refunds of unearned premiums of any such insurance policy and claims against third parties.

         (f) Books and Records. All books and records related to any of the foregoing, including, without limitation, any and all books of account, customer lists and other records relating in any way to the accounts and/or inventory.

         1.03. Certain Definitions. As used herein, unless the context shall otherwise require, the terms "equipment," "fixtures," "general intangibles," "goods," "inventory" and "proceeds" shall have the same meanings given such terms in the Uniform Commercial Code as presently in effect in the State of Texas, Texas Business and Commerce Code, Chapters 1-9 (the "Code").

                                   ARTICLE H

                                   COVENANTS

         So long as the Secured Obligations, or any portion thereof, remain unpaid or unsatisfied, Debtor (and each person or party comprising Debtor) covenants and agrees with Secured Party as follows:

         2.01. Payment and Performance of Secured Obligations. Debtor shall make prompt payment, as the same becomes due, of all indebtedness comprising the Secured Obligations, and shall punctually and fully perform the other obligations comprising the Secured Obligations, in accordance with the terms and provisions of the agreements and instruments evidencing the Secured Obligations.

         2.02. Costs and Expenses. Debtor shall pay all expenses and reimburse Secured Party for any expenditures, including, without limitation, reasonable attorneys' fees and legal expenses, in connection with Secured Party's exercise of any of Secured Party's rights and remedies under Article IV hereof, or otherwise, or Secured Party's protection of the Collateral and Secured Party's security interest therein, and such amounts shall bear interest at the lesser of (a) eighteen percent (18%) per annum or (b) the maximum rate of interest permitted by applicable law (the "Maximum Lawful Rate"), computed from the date of payment by Secured Party until repaid by Debtor, and shall become part of the Secured Obligations.

         2.03. Financing Statements. Debtor shall sign and execute, alone or with Secured Party or any other necessary party, any financing statement, continuation statement or other document, or procure any document, and pay all connected costs necessary to protect the security interest under this Security Agreement against the rights or interests of third persons.

         2.04. Prohibition on Assignment. Notwithstanding the security interest in proceeds granted herein, without the prior written consent of Secured Party, Debtor shall not, except as otherwise specifically permitted pursuant to the terms of this Security Agreement, assign this Security Agreement or the Collateral except to an affiliate or successor in interest. Notwithstanding the above, in no event will any assignment act to relieve Debtor of any obligation or liability under this Security Agreement or the Note.

         2.05. No Waivers, Pledges or Other Actions. Debtor shall not waive, release or relinquish any rights, privileges or benefits that Debtor, or any person or party comprising Debtor, may have with respect to the Collateral, pledge or assign the Collateral to any party whatsoever other than Secured Party, or encumber the Collateral, or take any other action of any kind or character whatsoever that would be adverse to the Collateral or to the rights and security interests of Secured Party under this Security Agreement.

         2.06. Assignment of Rights and Interests. Debtor hereby directly and absolutely assigns and transfers to Secured Party all of Debtor's right, title, interest, benefit and privilege, but not Debtor's obligations, responsibilities or liabilities, in or with respect to the Collateral, and such assignment and transfer shall be effective until such time as all the events described in
Section 5.01 hereof have occurred, at which time this assignment and transfer shall terminate. Debtor hereby agrees to indemnify, hold harmless and defend Secured Party from and against any and all liabilities, costs, claims, causes of action and expenses that may at any time arise out of or be connection with Debtor, the Collateral, this Security Agreement, the Loan Documents and/or the Secured Obligations.

         2.07. Insecurity. If Secured Party shall at any time be of the opinion that the Collateral is not sufficient or has declined or may decline in value, or should Secured Party deem payment or performance of the Secured Obligations to be insecure, then Secured Party shall have the right to call for additional collateral satisfactory to Secured Party, and Debtor promises to furnish such additional collateral within five (5) days after such request. Debtor shall, at its expense, do, make, procure, execute and deliver all acts, things, writings and assurances as Secured Party may at any time require to protect, assure or enforce its interests, rights and remedies created by, provided in or emanating from this Security Agreement.

         2.08. Change of Location. Debtor will notify Secured Party on or before the date of any change in location of the Collateral. Debtor will give Secured Party prior written notice of (a) the opening or closing of Debtor's business in which the Collateral is located or (b) any change in the location of Debtor's principal place of business or of Debtor's business address.

         2.09. Payment of Taxes. Debtor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, and upon the failure of Debtor to do so, Secured Party at its option (but without any obligation to do so) may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payment by Secured Party shall become part of the Secured Obligations secured hereunder and shall be paid to Secured Party by Debtor immediately upon demand, with interest thereon at the lesser of (a) eighteen percent (18%) per annum or (b) the Maximum Lawful Rate.

         2.10. Records. Debtor shall keep accurate and complete records of the Collateral (including proceeds). These records shall reflect complete and accurate stock records of inventory and all facts pertaining to Debtor's warranties, representations and agreements under this Security Agreement. Secured Party may at any time have access to, examine, audit, make extracts from, and inspect without hindrance or delay the Collateral and Debtor's records and files relating to the

Collateral. Debtor will transmit to Secured Party promptly all information which in any way relates to or affects (a) the filing of any financing statements or other public notes or recordings or the delivery and possession of items of Collateral for the purpose of perfecting a security interest in Collateral or (b) the business, affairs or financial condition of Debtor in a material or adverse manner. Any balance sheets or financial statements requested by Secured Party pursuant to this Section 2.10 shall conform to generally accepted accounting principles consistently applied.

         2.11. Insurance. Debtor shall maintain, with financially sound and reputable insurers, insurance satisfactory in all respects to Secured Party covering all insurable risks to the Collateral, including standard extended coverage, in an amount at least equal to the value of the Collateral. The policies evidencing any such insurance shall contain a standard mortgagee's endorsement providing for payment of any loss to Secured Party, and such policies shall further provide for thirty (30) days' written minimum cancellation notice to Secured Party. Debtor shall furnish evidence satisfactory to Secured Party of compliance with these insurance provisions.

         2.12. Claims by Others. Debtor will promptly notify Secured Party in writing of any claim, proceeding or litigation affecting the Collateral, whether or not the claim is covered by insurance, and of any suit or administrative proceeding which may materially or adversely affect Debtor's business, assets, operations or condition, financial or otherwise.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Debtor hereby represents and warrants to Secured Party as follows:

         3.01. Authority of Debtor. Debtor (and/or each person or party comprising Debtor or executing this Security Agreement) has good right, title and authority to pledge and assign to Secured Party all of Debtor's right, privilege and interest in and to the Collateral without the joinder of any other party, with the result being that, following Debtor's execution hereof, this Security Agreement shall be valid and binding against Debtor with respect to the Collateral in accordance with the terms and provisions hereof.

         3.02 Lien Priority. The security interests herein granted are first and prior security interests in and to all of the Collateral.

         3.03. Compliance With Laws. Debtor is in compliance with all necessary governmental requirements, laws, regulations, orders, injunctions, judgments, decrees and writs, and Debtor possesses adequate assets, capital, licenses, patents, patent applications, copyrights, trademarks and/or trade names for the conduct of Debtor's business and the use of the Collateral and the enforcement of Debtor's rights with respect thereto (including, without limitation, any requirements for qualification to do business in any jurisdiction).

         3.04. Accurate Information. All information supplied and statements made by Debtor to Secured Party in any financial, credit or accounting statement or application for credit prior to, contemporaneously with or subsequent to the execution of this Security Agreement are and shall continue to be true, correct, complete, valid and genuine.

         3.05. No Violation of Other Agreements. Debtor's execution and delivery of this Security Agreement will not and does not violate or contravene the terms of any contract or agreement to which Debtor, or any person or party comprising Debtor, is a party.

         3.06. No Litigation. There is no pending or threatened litigation, arbitration, or other action or proceeding which would materially and adversely affect any aspect of Debtor's business or the Collateral. Debtor is not subject to any labor dispute, and no labor contract to which Debtor is a party is scheduled to expire during the term of this Security Agreement.

         3.07. Adequate Records. Debtor shall at all times keep adequate records concerning the Collateral and permit representatives of Secured Party at any reasonable time to inspect such records.

         3.08. Communications. Debtor shall, at its expense, promptly deliver to Secured Party a copy of each notice or other communication received by it in respect of the Collateral and shall at all times keep Secured Party apprised of all matters respecting the Collateral.

         3.09. No Counterclaim. No set-off or counterclaim to any money due or to become due to Debtor by virtue of the Collateral, or any part thereof or any interest therein, exists as of the date of this Security Agreement, and no agreement has been made with any person or party pursuant to which any deduction or discount therefrom may be claimed.

         3.10. Material Facts. Debtor knows of no fact or circumstance that Debtor has not disclosed in writing to Secured Party that could materially and adversely affect the properties, business or financial condition of Debtor (including, without limitation, the ability of Debtor to pay any indebtedness owed to Secured Party) or the value of the Collateral as security for the payment and performance of the Secured Obligations.

                                   ARTICLE IV

                          EVENTS OF DEFAULT: REMEDIES

         4.01. Events of Default. The term "Event of Default," as used in this Security Agreement, shall mean the occurrence of any one or more of the following events:

         (a)    An Event of Default occurs under the Note; or

         (b) The occurrence of any event or condition which is, in Secured Party's sole opinion, materially adverse to the Collateral, or the loss, theft, substantial damage, destruction, sale or encumbrance of, to or on any of the Collateral or any other collateral for the Secured Obligations, or - the making of any levy, seizure or attachment thereof or thereon.

         4.02. Certain Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, Secured Party may, at its option, without any notice or demand to Debtor, Debtor hereby expressly waiving same, (a) exercise the sole right, power and authority to act for and on behalf of Debtor and/or all persons or parties comprising Debtor (but without any liability or obligation whatsoever) with respect to the Collateral, in place of Debtor and to the exclusion of Debtor, or designate any other party to act as such, and Debtor hereby waives and relinquishes any and all benefits and rights (but not obligations) that Debtor may have with respect to the Collateral from and after such date, (b) declare all indebtedness comprising Secured Obligations to be immediately due and payable, (c) collect and/or continue to collect all amounts which may become distributable or payable to Debtor with respect to the Collateral and apply all amounts collected in reduction of the unpaid balance of the indebtedness comprising the Secured Obligations, and/or (d) advance and pay such sum or sums as may be required to cure or attempt to cure any such Event of Default, and all such sums so advanced and paid by Secured Party to cure or attempt to cure such Event of Default, together with interest on the sums so advanced at the lesser of (i) eighteen percent (18%) per annum or (ii) the Maximum Lawful Rate, computed from the date of such advance until repaid by Debtor, shall be secured hereby and paid by Debtor to Secured Party on demand at Secured Party's address described below. Debtor hereby covenants and agrees to pay to Secured Party, as aforesaid, any and all sums that may, under the provisions of this section, be due to Secured Party.

         4.03. Take Possession of Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, Secured Party may take possession of the Collateral or, at Secured Party's request, Debtor shall, at Debtor's sole cost and expense, assemble the Collateral and make it available at a location to be specified by Secured Party which is reasonably convenient to Debtor and Secured Party. Secured Party may, at its option, render any equipment unusable that may be included in the Collateral, or, at Secured Party's request, Debtor will render it unusable. In any event, the risk of accidental loss or damage to, or diminution in value of, the Collateral shall be on Debtor, and Secured Party shall have no liability whatsoever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to the amount or as to the risk insured. In addition to the foregoing, Secured Party may seize all books and records of Debtor pertaining to the Collateral. Secured Party shall have the authority to enter upon any real property or improvements thereon in order to seize any such books or records, or any Collateral located thereon, and remove the same therefrom without liability.

         4.04. Sale of Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, Secured Party shall have and may exercise all of the rights and remedies of a secured party under the Code. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Debtor and any other person entitled to notice under the Code. Notice given not less than five (5) calendar days prior to the taking of the action to which the notice relates is reasonable notification for purposes of this section. Secured Party shall be entitled to apply the proceeds of any sale or other disposition of the Collateral in the following order: first, to the payment of all of Secured Party's reasonable expenses including attorneys' fees and other legal expenses, incurred in holding and preparing the Collateral, or any part thereof, for sale(s) or other disposition, and in actually selling or disposing of the same; and next, toward payment of the Secured Obligations. Secured Party shall account to Debtor for any surplus. If the proceeds of any sale are not sufficient to pay any and all such sums due to Secured Party, Debtor shall remain liable for any deficiency. In the event any of the Collateral is in the form of cash, it will be applied to reduce the unpaid Secured Obligations and shall not be sold. If only part of the Collateral is sold or disposed of such that the Secured Obligations remain outstanding, in whole or in part, Secured Party's rights and remedies hereunder shall not be exhausted, waived or modified, and Secured Parry is specifically empowered to make one or more successive sales or dispositions until all of the Collateral shall be sold or disposed of and all of the Secured Obligations have been paid and satisfied. In the event that Secured Party elects not to sell or dispose of the Collateral, or any portion thereof, it retains its rights to lease or otherwise dispose of or utilize the Collateral, or any part or parts thereof, in any manner authorized or permitted by law, and to apply the proceeds of the same towards payment of the Secured Obligations.

         4.05. Appointment of Agents. Secured Party may appoint any party as agent to perform any act or acts necessary or incident to any sale or other disposition by Secured Party of the Collateral. Additionally, any sale or other disposition hereunder may be conducted by an auctioneer or any officer or agent of Secured Party.

         4.06. Cumulative Rights. In addition to the above, Secured Party shall have and may exercise any and all other rights conferred by law or under this Security Agreement or the other Loan Documents and may resort to any remedy existing at law or in equity for the collection and satisfaction of the Secured Obligations and for the enforcement of the covenants and agreements contained herein, and the resort to any remedy shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

         4.07. No Waiver. The rights granted hereunder are cumulative of any and all other security now or hereafter held by Secured Party for payment and performance of the Secured Obligations and Secured Party may resort to any security now or hereafter existing for the payment and performance of the Secured Obligations in such portions and in such order as may seem best to Secured Party in Secured Party's sole and uncontrolled discretion. No failure on the part of Secured Party to exercise and no delay in exercising any right, power or remedy hereunder or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise by Secured Party of any right, power or remedy hereunder or otherwise preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                                   ARTICLE V

                                 MISCELLANEOUS

         5.01. Release of Collateral. When (a) the Note has been paid in full and (b) all obligations and liabilities comprising the Secured Obligations shall have been performed and discharged in full, the security interest evidenced hereby and provided for herein shall terminate and shall be released at the expense of Debtor and the Collateral shall become free and clear of such security interest.

         5.02. Secured Party's Consent to Modifications, Etc.. Secured Party may remedy any default in any reasonable manner without waiving the default remedied and may waive any default without waiving any prior or subsequent default. No modification or waiver of any provision of this Security Agreement nor consent to any departure by Debtor therefrom shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instances, for the purpose for which given and to the extent therein specified. No notice to or demand on Debtor in any case shall of itself entitle Debtor to any other or further notice or demand in similar or other circumstances.

         5.03. Financing Statement Sufficiency. A carbon, photographic or other reproduction of this Security Agreement or of any other reproduction of this Security Agreement shall be sufficient as a financing statement.

         5.04. Assignment of Rights. Secured Party may assign this Security Agreement, in whole or in part, and the assignee shall be entitled to the rights and remedies of Secured Party hereunder (to the extent so assigned).

         5.05. Partial Invalidity. A determination that any provision of this Security Agreement is unenforceable or invalid shall not affect the validity or enforceability of any other provision.

         5.06. Binding Effect. The terms and provisions of this Security Agreement shall inure to the benefit of and be binding upon the respective heirs, legal and personal representatives, successors and assigns of Debtor and Secured Party.

         5.07. Governing Law. The laws governing this Security Agreement and the security interest herein granted shall be those of the State of Texas and those of the United States applicable to transactions in Texas.

         5.08. Construction. In construing this Security Agreement, words in any gender shall be deemed to include the other genders; words in the singular tense shall be deemed to include the plural, and vice versa.

         5.09. Notices. For purposes hereof, the addresses of the parties to which notices are to be sent are as provided in the Note. Except as may be otherwise provided herein, all notices shall be deemed given as is provided in the Note.

         5.10.   Time of Essence. Time is of the essence of this Security
Agreement.

         5.11. Further Assurances. Debtor agrees to do such further acts and things, and to execute and deliver such additional pledges, conveyances, assignments, agreements and instruments, as Secured Party may at any time reasonably request in connection with the administration or enforcement of this Security Agreement or related to the Collateral, or any part thereof, or in order to better assure and confirm unto Secured Party its rights, powers and remedies under this Security Agreement.

         5.12. Headings. The section and paragraph headings contained in this Security Agreement have been inserted for convenience of reference only and shall not affect the meaning or construction of any of the provisions of this Security Agreement.

         IN WITNESS WHEREOF, this Security Agreement has been executed and delivered as of the date first above written.


                                        DEBTOR:


                                        PETE'S HOSPITALITY CO., INC.

                                        By:
                                           --------------------------------
                                                 Angelo Pitillo
                                                 President

                                        SECURED PARTY:


                                        WATERMARC FOOD MANAGEMENT CO.

                                        By:
                                           --------------------------------
                                                 Ghulam M. Bombaywala
                                                 Chief Executive Officer

STATE OF TEXAS                    )
COUNTY OF HARRIS                  )

         This instrument was acknowledged before me on      1997, by Angelo
Pitillo, as President, of Pete's Hospitality Co., Inc., a Washington corporation: on behalf of said corporation.

                                                   -----------------------------
                                                   Notary Public, State of Texas

THE STATE OF TEXAS                )
                                  )
COUNTY OF HARRIS                  )

         This instrument was acknowledged before me on      1997, by Ghulam M.
Bombaywala, as Chief Executive Officer, of Watermarc Food Management Co., a Texas corporation, on behalf of said corporation.


                                                   -----------------------------
                                                   Notary Public, State of Texas

Exhibits:

"A" - Legal Description of and/or Address of properties and businesses of Pete's Hospitality Co., Inc. where Collateral is located

                                  EXHIBIT "A"

           LEGAL DESCRIPTION OF AND/OR ADDRESS OF THE PROPERTIES AND BUSINESSES OF PETE'S HOSPITALITY CO., INC. WHERE COLLATERAL IS LOCATED



Pete's Barbecue Restaurant located at 1602 S. Mildred Street, Tacoma, Washington 98465

Pete's Barbecue Restaurant located at 1314 E. 72nd Avenue, Tacoma, Washington 98404

H. D. Hotspurs located at 315 S. Washington, Kent, Washington 98031